Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of AstraZeneca PLC of our report dated 2 February 2018 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in AstraZeneca PLC’s  Annual Report on Form 20-F for the year ended 31 December 2017.

/s/PricewaterhouseCoopers LLP
London, United Kingdom
14 August 2018